EXHIBIT 99.1

ACR Group Reports Record First Quarter Results

Broad-Based Demand In Core Markets Drives 30 Percent Sales Growth

Houston, TX, July 10, 2006 - ACR Group, Inc. (AMEX: BRR), a leading national wholesale distributor of heating, ventilation and air conditioning (“HVAC”) equipment and supplies, today announced record results for the first quarter ended May 31, 2006, highlighted by significant growth in revenue and profitability from year-ago levels. The quarter was also marked by ACR Group’s move to the American Stock Exchange (AMEX) from the OTC Bulletin Board on March 20, 2006.

ACR Group reported total revenues of $61.9 million in the first quarter of fiscal 2007, a 30.3 percent increase from the year-ago period. Net income for the quarter grew ten-fold to $1.7 million, or $0.15 per diluted share, compared with net income of $160,000, or $0.01 per diluted share, in the first quarter of fiscal 2006.

Gross margins increased 125 basis points to 24.6 percent in the quarter, compared to 23.4 percent in the year-ago period. Disciplined point-of-sale pricing in an environment of rising prices on commodity-based products contributed to significant margin expansion in the first quarter.

Operating margins grew 348 basis points to 4.8 percent in the quarter, compared with 1.3 percent in the year-ago period. The Company has continued to benefit from careful cost management during a period of sustained market demand in key regional markets, resulting in significant operating leverage and increased profitability.

“Through established partnerships with trusted manufacturers such as International Comfort Products (ICP) and Haier USA, we have become increasingly well-positioned to supply customers with full-featured products at competitive prices,” said Alex Trevino, Jr., president and CEO of ACR Group. “Demand trends remained healthy in the first quarter and into the seasonally strong second quarter in most of our key Sunbelt markets.”

“There was strong demand in the first quarter for high efficiency 13 SEER HVAC equipment that meets the new DOE minimum efficiency standards, while steady demand for 10 and 12 SEER units also contributed to growth during the period,” continued Trevino. “As one of largest independent wholesale distributors in the market today, we remain focused on providing a breadth of quality products to fit the needs and budgets of our customers.”

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On June 19, 2006, ACR Group announced that the Company had increased its revolving credit facility from $35 million to $40 million and extended the term an additional year to August 31, 2008. As of May 31, 2006, ACR Group’s collateral base was sufficient for the entire $40 million to be available to the Company.

“With 51 branch operations located throughout the country and three additional branch locations scheduled to open in the Arizona market in the second and third quarters of fiscal 2007, we are committed to becoming the distributor of choice in targeted, high-opportunity locations. With our additional borrowing capacity and potential access to capital through our AMEX listing, we are well-positioned to quickly react to business growth opportunities,” said Tony Maresca, CFO of ACR Group.

Fiscal First Quarter 2007: Key Highlights

•	Total revenues increased 30.3 percent to $61.9 million in the first quarter of 2007, up from $47.5 million in the year-ago period.

•	Same-store sales, which exclude four branches opened since the beginning of fiscal 2006, increased 25 percent in the first quarter of 2007 over the first quarter of 2006.

•	Gross profit increased 37.2 percent to $15.3 million in the first quarter of 2007, up from $11.1 million in the year-ago period.

•	Operating income increased nearly five-fold in the first quarter of 2007 to $3.0 million, up from $612,000 in the year-ago period.

•	Net income increased to $1.7 million in the first quarter of 2007, up from $160,000 in the year-ago period.

“With a sizeable distribution presence throughout the Sunbelt, we benefit from economies of scale and volume purchasing relationships,” continued Trevino. “Given the highly fragmented nature of the HVAC distribution industry, we believe ACR Group’s network of branch locations provides our customers with a higher level of service, expertise and brand continuity than they find elsewhere.”

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About ACR Group, Inc.

With more than $200 million in revenue during fiscal 2006, ACR Group, Inc. (AMEX: BRR) is one of the largest independent distributors of heating, ventilation and air conditioning (HVAC) equipment and supplies in North America. The Company is one of the leading distributors of HVAC products to both residential and commercial contractors at 51 branch locations throughout nine states. As of fiscal year-end 2006, ACR Group’s revenue mix was approximately 30% new construction and 70% for the service/replacement aftermarket. The Company is committed to building a regional presence throughout the Sunbelt states and in other geographies with the potential for sustained economic growth.

Forward-Looking Statements

Statements in this release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

For Immediate Release

Contact: Noel Ryan, Jeff Lambert	Tony Maresca
Lambert, Edwards & Associates, Inc.	ACR Group, Inc.
616-233-0500	713-780-8532

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ACR GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended May 31,
	2006	2005
Sales	$61,924	$47,538
Cost of sales	46,669	36,423

Gross profit	15,255	11,115

Selling, general and administrative expenses	12,305	10,503

Operating income	2,950	612

Interest expense	543	299
Interest derivative loss (gain)	(218)	205
Other non-operating income	(114)	(152)

Income before taxes	2,739	260

Provision for income taxes	1,055	100

Net income	$1,684	$160

Earnings per share:
Basic	$.15	$.01

Diluted	$.15	$.01

Weighted average and equivalent shares:
Basic	11,215	10,940

Diluted	11,478	11,343